Exhibit 99.1

American Financial Group, Inc. Announces Second Quarter Results

•	Net earnings per share of $2.49; includes $0.07 per share loss from non-core items

•	Second quarter core net operating earnings per share of $2.56, 8% higher than the comparable period

•	Second quarter annualized ROE of 18.0%; core operating ROE of 18.5%

•	Second quarter Specialty calendar year combined ratio improved 1.4 points YOY to 90.5%

•	Overall average renewal rate increases excluding workers’ compensation of 8%

CINCINNATI – August 6, 2024 – American Financial Group, Inc. (NYSE: AFG) today reported 2024 second quarter net earnings of $209 million ($2.49 per share) compared to $200 million ($2.34 per share) for the 2023 second quarter. Net earnings for the 2024 second quarter included after-tax non-core losses of $6 million ($0.07 per share loss). By comparison, net earnings in the 2023 second quarter included net after-tax non-core items that reduced net income by $2 million ($0.04 per share loss). Annualized return on equity was 18.0% and 17.9% for the second quarters of 2024 and 2023, respectively, and is calculated excluding accumulated other comprehensive income (AOCI). Other details may be found in the table on the following page.

Core net operating earnings were $215 million ($2.56 per share) for the 2024 second quarter, compared to $202 million ($2.38 per share) in the 2023 second quarter, reflecting meaningfully higher P&C underwriting profit. Additional details for the 2024 and 2023 second quarters may be found in the table below. Core net operating earnings for the second quarters of 2024 and 2023 generated annualized returns on equity of 18.5% and 18.2%, respectively, which is calculated excluding AOCI.

	Three Months Ended June 30,
Components of Pretax Core Operating Earnings	2024	2023	2024	2023	2024	2023
In millions, except per share amounts	Before Impact of Alternative Investments		Alternative Investments		Core Net Operating Earnings, as reported
P&C Pretax Core Operating Earnings	$286	$244	$33	$55	$319	$299
Other expenses	(27)	(22)	—	—	(27)	(22)
Holding company interest expense	(19)	(19)	—	—	(19)	(19)

Pretax Core Operating Earnings	240	203	33	55	273	258
Related provision for income taxes	51	44	7	12	58	56

Core Net Operating Earnings	$189	$159	$26	$43	$215	$202

Core Operating Earnings Per Share	$2.25	$1.87	$0.31	$0.51	$2.56	$2.38
Weighted Avg Diluted Shares Outstanding	83.9	85.2	83.9	85.2	83.9	85.2

AFG’s book value per share was $52.25 at June 30, 2024. AFG paid cash dividends of $0.71 per share during the second quarter. For the three months ended June 30, 2024, AFG’s growth in book value per share plus dividends was 4.7% and year to date, growth in book value per share plus dividends was 10.3%.

Book value per share excluding AOCI was $56.19 at June 30, 2024. For the three months ended June 30, 2024, AFG’s growth in book value per share excluding AOCI plus dividends was 4.7%. Year to date, growth in book value per share excluding AOCI plus dividends was 9.9%.

AFG’s net earnings, determined in accordance with U.S. generally accepted accounting principles (GAAP), include certain items that may not be indicative of its ongoing core operations. The table below identifies such items and reconciles net earnings to core net operating earnings, a non-GAAP financial measure.

AFG believes that its core net operating earnings provides management, financial analysts, ratings agencies, and investors with an understanding of the results from the ongoing operations of the Company by excluding the impact of net realized gains and losses and other items that are not necessarily indicative of operating trends. AFG’s management uses core net operating earnings to evaluate financial performance against historical results because it believes this provides a more comparable measure of its continuing business. Core net operating earnings is also used by AFG’s management as a basis for strategic planning and forecasting.

	Three months ended June 30,		Six months ended June 30,
In millions, except per share amounts	2024	2023	2024	2023
Components of net earnings:
Core operating earnings before income taxes	$273	$258	$563	$566
Pretax non-core items:
Realized gains (losses) on securities	(2)	(2)	12	(48)
Gain (loss) on retirement of debt	—	(1)	—	1

Earnings before income taxes	271	255	575	519
Provision (credit) for income taxes:
Core operating earnings	58	56	117	117
Non-core items	4	(1)	7	(10)

Total provision for income taxes	62	55	124	107

Net earnings	$209	$200	$451	$412

Net earnings:
Core net operating earnings(a)	$215	$202	$446	$449
Non-core items:
Realized gains (losses) on securities	(2)	(1)	9	(38)
Other	(4)	(1)	(4)	1

Net earnings	$209	$200	$451	$412

Components of earnings per share:
Core net operating earnings(a)	$2.56	$2.38	$5.32	$5.27
Non-core Items:
Realized gains (losses) on securities	(0.02)	(0.02)	0.11	(0.45)
Other	(0.05)	(0.02)	(0.05)	0.01

Diluted net earnings per share	$2.49	$2.34	$5.38	$4.83

Footnote (a) is contained in the accompanying Notes to Financial Schedules at the end of this release.

Carl H. Lindner III and S. Craig Lindner, AFG’s Co-Chief Executive Officers, issued this statement: “We are pleased to report a second quarter annualized core operating return on equity of 18.5%. Underwriting margins in our specialty P&C insurance businesses were strong, and higher interest rates increased net investment income, excluding alternatives, by 15% year over year. These results, coupled with effective capital management and our entrepreneurial, opportunistic culture and disciplined operating philosophy enable us to continue to create value for our shareholders.

Messrs. Lindner continued: “AFG continued to have significant excess capital at June 30, 2024. Returning capital to shareholders in the form of regular and special cash dividends and through opportunistic share repurchases is an important and effective component of our capital management strategy. In addition, our capital will be deployed into AFG’s core businesses as we identify the potential for healthy, profitable organic growth, and opportunities to expand our specialty niche businesses through acquisitions and start-ups that meet our target return thresholds.”

Specialty Property and Casualty Insurance Operations

The Specialty P&C insurance operations generated a strong 90.5% combined ratio in the second quarter of 2024, an improvement of 1.4 points from the 91.9% reported in the second quarter of 2023. Second quarter 2024 results include 2.3 points related to catastrophe losses, compared to 3.5 points in the 2023 second quarter. Second quarter 2024 results benefited from 2.3 points of favorable prior year reserve development, compared to 4.0 points in the second quarter of 2023. Underwriting profit was $151 million for the 2024 second quarter compared to $123 million in the second quarter of the prior period.

Second quarter 2024 gross and net written premiums were up 2% and 1%, respectively, when compared to the second quarter of 2023. We continue to achieve year-over-year premium growth as a result of a combination of new business opportunities, increased exposures, and a good renewal rate environment, which was partially offset by later reporting of crop premiums. Tempered growth in the quarter also reflects the Company’s proactive and intentional approach to managing exposure in several of our social inflation-exposed businesses.

Average renewal pricing across our P&C Group, excluding workers’ compensation, was up approximately 8% for the quarter, and up approximately 6% overall, consistent with pricing increases achieved in the first quarter. We believe we are achieving overall renewal rate increases in excess of prospective loss ratio trends to meet or exceed targeted returns.

The Property and Transportation Group reported an underwriting profit of $39 million in the second quarter of 2024, compared to $32 million in the second quarter of 2023. Higher year-over-year underwriting profits in our property & inland marine and crop insurance businesses were partially offset by lower underwriting profitability in our transportation businesses. Catastrophe losses in this group were $13 million in the second quarter of 2024, compared to $15 million in the second quarter of 2023. Overall, the businesses in the Property and Transportation Group achieved a 92.9% calendar year combined ratio in the second quarter, improving 1.3 points from the comparable period in 2023.

Second quarter 2024 gross and net written premiums in this group were both 2% higher than the comparable prior year. Year-over-year premium growth was primarily attributed to new business opportunities, a favorable rate environment and increased exposures in our commercial auto businesses. Later reporting of crop acreage, which impacts the timing of crop premiums, more than offset additional crop premium associated with the CRS acquisition. Excluding crop, gross and net written premiums in this group grew by 7% and 5%, respectively. Overall renewal rates in this group increased 8% on average in the second quarter of 2024, about a point lower than the pricing achieved in this group for the first quarter of 2024.

The Specialty Casualty Group achieved an excellent 85.4% calendar year combined ratio overall in the second quarter of 2024, an improvement of 1.2 points over the very strong 86.6% reported in the second quarter of 2023. Underwriting profit was $108 million in the second quarter of 2024, compared to $95 million in the second quarter of 2023. Higher year-over-year profitability in our targeted markets and workers’ compensation businesses and improved results in several other Specialty Casualty businesses were partially offset by lower levels of favorable prior year reserve development in our executive liability business and adverse development in our excess liability business. Catastrophe losses for this group were $5 million in the second quarter of 2024 compared to $8 million in the prior year quarter.

Second quarter 2024 gross and net written premiums increased 1% and 2%, respectively, when compared to the same prior year period. Approximately two-thirds of the businesses in this group reported year-over-year growth as a result of new business opportunities, higher rates and strong policy retention. This growth was partially offset by non-renewal of several large accounts and other underwriting actions taken in several of our targeted markets businesses. Excluding our workers’ compensation businesses, renewal rates for this group were up approximately 7% in the second quarter, about a point lower than the first quarter. Overall renewal rates in this group including workers’ compensation were up about 5% and consistent with the first quarter of 2024.

The Specialty Financial Group reported an underwriting profit of $25 million in the second quarter of 2024, compared to $10 million in the second quarter of 2023. The increase was primarily the result of higher underwriting profit in our financial institutions business. Catastrophe losses for this group were $17 million in the second quarter of 2024 compared to $19 million in the prior year quarter. This group continued to achieve excellent underwriting margins and reported a combined ratio of 89.7% for the second quarter of 2024, 5.3 points better than the 95.0% reported in the comparable period in 2023.

Second quarter 2024 gross written premiums were flat and net written premiums were up 3% in this group, respectively, when compared to the prior year period. Growth in our financial institutions business was partially offset by a decision to pause writing of new intellectual property-related coverage in our Innovative Markets business. Renewal pricing in this group was up approximately 6% for the quarter, about 1 point lower than the previous quarter.

Carl Lindner III stated, “Underwriting profitability was very strong in our Specialty P&C businesses in the second quarter of 2024, and we continue to feel confident about the strength of our reserves. A continued favorable pricing environment and new business opportunities enabled us to selectively grow our Specialty P&C businesses. Growth in net written premium was about 4% for the first six months of the year, as timing of acreage reporting by farmers and underwriting actions in a few of our businesses tempered growth in the second quarter. We expect growth in net written premiums to be approximately 7% for the full year in 2024.”

Further details about AFG’s Specialty P&C operations may be found in the accompanying schedules and in our Quarterly Investor Supplement, which is posted on our website.

Investments

Net Investment Income – For the quarter ended June 30, 2024, property and casualty net investment income was approximately 1% lower than the comparable 2023 period. Excluding the impact of alternative investments, net investment income in our property and casualty insurance operations for the three months ended June 30, 2024, increased 15% year-over-year as a result of the impact of higher interest rates and higher balances of invested assets. The annualized return on alternative investments was approximately 5.1% for the 2024 second quarter compared to 9.6% for the prior year quarter. Earnings from alternative investments may vary from quarter to quarter based on the reported results of the underlying investments, and generally are reported on a quarter lag. The average annual return on alternative investments over the five calendar years ended December 31, 2023, was approximately 13%.

Non-Core Net Realized Gains (Losses) – AFG recorded second quarter 2024 net realized losses on securities of $2 million ($0.02 per share loss) after tax, which included $2 million ($0.02 per share loss) in after-tax net losses to adjust equity securities that the Company continued to own at June 30, 2024, to fair value. By comparison, AFG recorded net realized losses on securities of $1 million ($0.02 per share loss) in the comparable 2023 period.

After-tax unrealized losses related to fixed maturities were $310 million at June 30, 2024. Our portfolio continues to be high quality, with 94% of our fixed maturity portfolio rated investment grade and 96% of our P&C fixed maturity portfolio with a National Association of Insurance Commissioners’ designation of NAIC 1 or 2, its highest two categories.

More information about the components of our investment portfolio may be found in our Quarterly Investor Supplement, which is posted on our website.

About American Financial Group, Inc.

American Financial Group is an insurance holding company, based in Cincinnati, Ohio. Through the operations of Great American Insurance Group, AFG is engaged primarily in property and casualty insurance, focusing on specialized commercial products for businesses. Great American Insurance Group’s roots go back to 1872 with the founding of its flagship company, Great American Insurance Company.

Forward Looking Statements

This press release, and any related oral statements, contains certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements in this press release not dealing with historical results are forward-looking and are based on estimates, assumptions, and projections. Examples of such forward-looking statements include statements relating to: the Company’s expectations concerning market and other conditions and their effect on future premiums, revenues, earnings, investment activities and the amount and timing of share repurchases or special dividends; recoverability of asset values; expected losses and the adequacy of reserves for asbestos, environmental pollution and mass tort claims; rate changes; and improved loss experience.

Actual results and/or financial condition could differ materially from those contained in or implied by such forward-looking statements for a variety of reasons including, but not limited to: the risks and uncertainties AFG describes in the “Risk Factors” section of its most recent Annual Report on Form 10-K, as updated by its other reports filed with the Securities and Exchange Commission; changes in financial, political and economic conditions, including changes in interest and inflation rates, currency fluctuations and extended economic recessions or expansions in the U.S. and/or abroad; performance of securities markets; new legislation or declines in credit quality or credit ratings that could have a material impact on the valuation of securities in AFG’s investment portfolio; the availability of capital; changes in insurance law or regulation, including changes in statutory accounting rules, including modifications to capital requirements; changes in the legal environment affecting AFG or its customers; tax law and accounting changes; levels of natural catastrophes and severe weather, terrorist activities (including any nuclear, biological, chemical or radiological events), incidents of war or losses resulting from pandemics, civil unrest and other major losses; disruption caused by cyber-attacks or other technology breaches or failures by AFG or its business partners and service providers, which could negatively impact AFG’s business and/or expose AFG to litigation; development of insurance loss reserves and establishment of other reserves, particularly with respect to amounts associated with asbestos and environmental claims; availability of reinsurance and ability of reinsurers to pay their obligations; competitive pressures; the ability to obtain adequate rates and policy terms; changes in AFG’s credit ratings or the financial strength ratings assigned by major ratings agencies to AFG’s operating subsidiaries; the impact of the conditions in the international financial markets and the global economy relating to AFG’s international operations; and effects on AFG’s reputation, including as a result of environmental, social and governance matters.

The forward-looking statements herein are made only as of the date of this press release. The Company assumes no obligation to publicly update any forward-looking statements.

Conference Call

The Company will hold a conference call to discuss 2024 second quarter results at 11:30 a.m. (ET) tomorrow, Wednesday, August 7, 2024. New, simplified event registration and access provides two ways to access the call.

Participants should register for the call here now or any time up to and during the time of the call, and will immediately receive the dial-in number and a unique PIN to access the call. While you may register at any time up to and during the time of the call, you are encouraged to join the call 10 minutes prior to the start of the event.

The conference call and accompanying webcast slides will also be broadcast live over the internet. To access the event, click the following link: https://www.afginc.com/news-and-events/event-calendar. Alternatively, you can choose Events from the Investor Relations page at www.AFGinc.com.

A replay of the webcast will be available via the same link on our website approximately two hours after the completion of the call.

Contact:

Diane P. Weidner, IRC, CPA (inactive)

Vice President – Investor & Media Relations

513-369-5713

Websites:

www.AFGinc.com

www.GreatAmericanInsuranceGroup.com

# # #

(Financial summaries follow)

This earnings release and AFG’s Quarterly Investor Supplement are available in the Investor Relations section of AFG’s website: www.AFGinc.com.

AFG2024-15

AMERICAN FINANCIAL GROUP, INC. AND SUBSIDIARIES

SUMMARY OF EARNINGS AND SELECTED BALANCE SHEET DATA

(In Millions, Except Per Share Data)

	Three months ended June 30,		Six months ended June 30,
	2024	2023	2024	2023
Revenues
P&C insurance net earned premiums	$1,585	$1,507	$3,131	$2,944
Net investment income	188	198	386	415
Realized gains (losses) on securities	(2)	(2)	12	(48)
Income of managed investment entities:
Investment income	98	112	197	216
Gain (loss) on change in fair value of assets/liabilities	4	—	14	(4)
Other income	27	25	66	57

Total revenues	1,900	1,840	3,806	3,580
Costs and expenses
P&C insurance losses & expenses	1,443	1,390	2,858	2,683
Interest charges on borrowed money	19	19	38	38
Expenses of managed investment entities	90	103	182	198
Other expenses	77	73	153	142

Total costs and expenses	1,629	1,585	3,231	3,061

Earnings before income taxes	271	255	575	519
Provision for income taxes	62	55	124	107

Net earnings	$209	$200	$451	$412

Diluted earnings per common share	$2.49	$2.34	$5.38	$4.83

Average number of diluted shares	83.9	85.2	83.9	85.3

Selected Balance Sheet Data:	June 30, 2024	December 31, 2023
Total cash and investments	$15,261	$15,263
Long-term debt	$1,475	$1,475
Shareholders’ equity(b)	$4,384	$4,258
Shareholders’ equity (excluding AOCI)	$4,715	$4,577
Book value per share(b)	$52.25	$50.91
Book value per share (excluding AOCI)	$56.19	$54.72
Common Shares Outstanding	83.9	83.6

Footnote (b) is contained in the accompanying Notes to Financial Schedules at the end of this release.

AMERICAN FINANCIAL GROUP, INC.

SPECIALTY P&C OPERATIONS

(Dollars in Millions)

	Three months ended June 30,		Pct. Change	Six months ended June 30,		Pct. Change
	2024	2023		2024	2023
Gross written premiums	$2,406	$2,369	2%	$4,742	$4,524	5%

Net written premiums	$1,692	$1,667	1%	$3,326	$3,186	4%

Ratios (GAAP):
Loss & LAE ratio	59.1%	60.2%		58.8%	58.6%
Underwriting expense ratio	31.4%	31.7%		31.4%	32.0%

Specialty Combined Ratio	90.5%	91.9%		90.2%	90.6%

Combined Ratio – P&C Segment	90.5%	91.7%		90.3%	90.5%

Supplemental Information:(c)
Gross Written Premiums:
Property & Transportation	$1,084	$1,059	2%	$2,043	$1,931	6%
Specialty Casualty	1,023	1,012	1%	2,120	2,073	2%
Specialty Financial	299	298	—%	579	520	11%

	$2,406	$2,369	2%	$4,742	$4,524	5%

Net Written Premiums:
Property & Transportation	$681	$668	2%	$1,272	$1,220	4%
Specialty Casualty	704	693	2%	1,455	1,415	3%
Specialty Financial	248	240	3%	482	424	14%
Other	59	66	(11%)	117	127	(8%)

	$1,692	$1,667	1%	$3,326	$3,186	4%

Combined Ratio (GAAP):
Property & Transportation	92.9%	94.2%		91.0%	92.6%
Specialty Casualty	85.4%	86.6%		87.7%	87.1%
Specialty Financial	89.7%	95.0%		88.1%	90.8%
Aggregate Specialty Group	90.5%	91.9%		90.2%	90.6%

	Three months ended June 30,		Six months ended June 30,
	2024	2023	2024	2023
Reserve Development (Favorable)/Adverse:
Property & Transportation	$(33)	$(21)	$(76)	$(58)
Specialty Casualty	(25)	(24)	(42)	(51)
Specialty Financial	—	(11)	6	(14)
Other Specialty	22	(5)	25	(2)

Specialty Group	(36)	(61)	(87)	(125)
Other	1	(1)	2	—

Total Reserve Development	$(35)	$(62)	$(85)	$(125)

Points on Combined Ratio:
Property & Transportation	(6.2)	(3.8)	(7.2)	(5.7)
Specialty Casualty	(3.5)	(3.4)	(2.9)	(3.6)
Specialty Financial	0.1	(5.7)	1.2	(3.5)
Aggregate Specialty Group	(2.3)	(4.0)	(2.8)	(4.2)
Total P&C Segment	(2.2)	(4.2)	(2.7)	(4.3)

Footnote (c) is contained in the accompanying Notes to Financial Schedules at the end of this release.

AMERICAN FINANCIAL GROUP, INC.

Notes to Financial Schedules

a)	Components of core net operating earnings (in millions):

	Three months ended June 30,		Six months ended June 30,
	2024	2023	2024	2023
Core Operating Earnings before Income Taxes:
P&C insurance segment	$319	$299	$659	$649
Interest and other corporate expenses	(46)	(41)	(96)	(83)

Core operating earnings before income taxes	273	258	563	566
Related income taxes	58	56	117	117

Core net operating earnings	$215	$202	$446	$449

b)

Shareholders’ Equity at June 30, 2024, includes ($331 million) ($3.94 per share loss) in Accumulated Other Comprehensive Income (Loss) compared to ($319 million) ($3.81 per share loss) at December 31, 2023.

c)	Supplemental Notes:

•

Property & Transportation includes primarily physical damage and liability coverage for buses and trucks and other specialty transportation niches, inland and ocean marine, agricultural-related products and other commercial property coverages.

•

Specialty Casualty includes primarily excess and surplus, general liability, executive liability, professional liability, umbrella and excess liability, specialty coverages in targeted markets, customized programs for small to mid-sized businesses and workers’ compensation insurance.

•

Specialty Financial includes risk management insurance programs for lending and leasing institutions (including equipment leasing and collateral and lender-placed mortgage property insurance), surety and fidelity products and trade credit insurance.

•	Other includes an internal reinsurance facility.